Exhibit 16.1

March 18, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Healthcare Trust, Inc. and, under the date of March 13, 2019, we reported on the consolidated financial statements of Healthcare Trust, Inc. as of and for the years ended December 31, 2018 and 2017. On March 15, 2019, we were dismissed. We have read Healthcare Trust, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 18, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that our dismissal and the engagement of PricewaterhouseCoopers LLP was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with the statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Healthcare Trust, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP